EXHIBIT 2.3

                             SECOND AMENDMENT TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION
                  BETWEEN FIRST AMERICAN FINANCIAL CORPORATION
                          AND GUARANTY BANCSHARES, INC.


         This Second Amendment to the Agreement and Plan of Reorganization Between First American Financial Corporation and Guaranty Bancshares, Inc. dated April 23, 1999 (the "Agreement") was approved by First American Financial Corporation ("First American") and Guaranty Bancshares, Inc. ("Buyer") and is effective as of June 25, 1999.

         SECTION 1. AMENDMENT. Pursuant to Section 11(d) of the Agreement, the Agreement is hereby amended in the following respects:

                  a. The recital in the Agreement is hereby amended to alter the structure of the merger and shall read in its entirety as follows:

                  NOW THEREFORE, in consideration of the premises, First American and Buyer hereby agree that First American shall be merged with and into a wholly-owned subsidiary of Buyer on the following terms and conditions:

                  b. Section 1 of the Agreement regarding the mechanics of the merger is hereby amended, and the new text of Section 1 shall read in its entirety as follows:

SECTION 1: MERGER

         (a) MERGER OF SUBSIDIARY OF BUYER INTO FIRST AMERICAN. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein), First American shall be merged with and into a wholly-owned subsidiary of Buyer pursuant to the provisions of and with the effect provided in Part Five of the Texas Business Corporation Act (the "TBCA").

         (b) EFFECT OF MERGER. The specific Plan of Merger is set forth in Exhibit A attached hereto and made a part hereof. The Merger shall have the effects set forth in Part Five of the TBCA. On the Closing Date, a wholly-owned subsidiary of Buyer shall continue as the corporation surviving the Merger (the "Surviving Corporation") and the separate corporate existence of First American shall cease. On the Closing Date, all rights, title and interests to all real and personal property owned by First American and said subsidiary shall be allocated to and vested in the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. On the Closing Date, all liabilities and obligations of First American and said subsidiary shall be allocated to the Surviving Corporation and the Surviving Corporation shall be the sole obligor therefor. Thereafter, the Surviving Corporation shall be merged into Buyer.

         (c) THE SURVIVING CORPORATION. The specific Plan of Merger is set forth in Exhibit A attached hereto and made a part hereof. The established office and facilities of the wholly-owned subsidiary of Buyer shall continue as the office and facilities of the Surviving Corporation. The Articles of Incorporation and Bylaws of said subsidiary shall continue in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation until the same shall be amended and changed as provided by law. The directors and officers of said subsidiary shall continue as the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation of the Surviving Corporation or as otherwise provided by law.

         (d) FINAL MERGER. Immediately after Closing, the Surviving Corporation shall be merged with and into Buyer ("Continuing Company") under the charter and Articles of Incorporation of Buyer pursuant to the provisions of, and with the effect provided in Article Five of the TBCA.

                  The Articles of Incorporation of Continuing Company shall be the Articles of Incorporation of Buyer. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Company, the Bylaws of Continuing Company shall be the Bylaws of Buyer. Unless and until changed by the Board of Directors of Continuing Company, the main office of Continuing Company shall be the main office of Buyer. The established offices and facilities of the Surviving Corporation immediately prior to the Merger shall become the established offices and facilities of the Continuing Company. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Company, all corporate acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and Buyer and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Company and shall be effective and binding thereon.

         (e) MERGER CONSIDERATION. At the consummation of the Plan of Merger, in exchange for all of the issued and outstanding common stock of First American (the "First American Stock"), Buyer shall issue a total of 351,750 shares of its voting common stock, par value $1.00 per share (the "Buyer Stock"), and pay a total of $3,379,480.00 in cash to the shareholders of First American (the "Merger Consideration"). Buyer shall not issue any certificates for fractional shares of its common stock in connection with the Merger. In lieu of issuing fractional shares, Buyer shall pay cash for such fractional shares in an amount based on the fair market value of its voting common stock pursuant to this Agreement of $10.00 per share.

         (f) CONVERSION OF FIRST AMERICAN STOCK. On the Closing Date, by virtue of this Agreement and without any further action on the part of any holder, each share of First American Stock shall cease to be issued and outstanding, and other than shares with respect to which dissenters' rights have been perfected, shall be converted into and become the right to receive 3.417039 shares of Buyer Stock and $32.829609 in cash (the "Per Share Merger Consideration").

         SECTION 2. RATIFICATION. Except as hereby amended, the Agreement shall remain unchanged and is ratified and confirmed in all respects.

         SECTION 3. DEFINED TERMS. All terms used in the Second Amendment that are defined in the Agreement shall have the same meaning as in the Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, First American and Buyer have caused this Second Amendment to be executed as of the date first above written.


                                            FIRST AMERICAN FINANCIAL CORPORATION


                                            By:_________________________________

                                            Name:_______________________________

                                            Title:______________________________


                                            GUARANTY BANCSHARES, INC.


                                            By:_________________________________

                                            Name:_______________________________

                                            Title:______________________________